CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated July 27, 2009, accompanying the financial statements of Investment Grade Municipal Trust, Series 44 and Insured Municipals Income Trust, Limited Maturity Series 94 (included in Van Kampen Unit Trusts, Municipal Series 497) as of March 31, 2009, and for each of the three years in the period then ended and the financial highlights for the period from April 20, 2004 (date of deposit) through March 31, 2005 and for each of the four years in the period ended March 31, 2009, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-113463) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
July 27, 2009